BRANDES INVESTMENT TRUST

SIXTEENTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS SIXTEENTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT is made as of May 14, 2020, by and between BRANDES INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and BRANDES INVESTMENT PARTNERS, L.P. (the “Advisor”), a Delaware limited partnership.

WHEREAS, the parties entered into an Investment Advisory Agreement dated December 16, 1996, as previously amended, for the provision of certain investment advisory services to various series of the Trust by the Advisor (the “Advisory Agreement”); and

WHEREAS, the parties wish to amend Schedule A of the Advisory Agreement to remove the Brandes Global Equity Income Fund;

NOW, THEREFORE, in consideration of the mutual promises and agreement contained herein and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree that the Advisory Agreement shall be amended as set forth herein.

IN WITNESS WHEREOF, the parties hereto have cause the foregoing instrument to be executed by duly authorized persons as of the date set forth above.

BRANDES INVESTMENT TRUST	BRANDES INVESTMENT PARTNERS, L.P.

By:	By:

Title:	President	Title:	Chief Executive Officer

SCHEDULE A

BRANDES INVESTMENT TRUST

Advisory Fee Schedule

Series of Brandes Investment Trust	Annual Advisory Fee
Brandes Core Plus Fixed Income Fund	0.35%
Brandes Global Equity Fund	0.80%
Brandes International Equity Fund	0.75% on average daily net assets up to $2.5 billion; 0.70% between $2.5 billion and $5.0 billion; 0.67% on average daily net assets greater than $5.0 billion.
Brandes Emerging Markets Value Fund	0.95% on average daily net assets under $2.5 billion; 0.90% on average daily net assets from $2.5 billion to $5.0 billion; 0.85% on assets greater than $5.0 billion.
SMART Fund	0.00%
Brandes International Small Cap Equity Fund	0.95% on average daily net assets up to $1.0 billion; 0.90% on average daily net assets greater than $1 billion.
Brandes Small Cap Value Fund	0.70%